Free Writing Prospectus
Registration Statement No. 333-131266
Dated May 5, 2008
Filed pursuant to Rule 433

MARKET VECTORS   ETNs
Now you can translate the renminbi and rupee into potential opportunities.
MARKET VECTORS-CHINESE RENMINBI/USD ETN (CNY)
MARKET VECTORS-INDIAN RUPEE/USD ETN (INR)
Easy access to currency markets through a single securities transaction
Exchange-traded notes issued by Morgan Stanley
Reflects total returns of two S&P currency indexes, less investor fees
Learn more at marketvectorsETNs.com or call 1.888.MKT.VCTR.
The Market Vectors Currency ETNs are senior unsecured debt obligations of
Morgan Stanley that do not pay interest or guarantee the return of principal.
The amount investors will be paid on their Market Vectors Currency ETNs at maturity or on any earlier repurchase date will depend on the index closing value of the underlying index on the applicable valuation date(s) and on the amount of investor fees that will have accumulated with respect to the Market
Vectors Currency ETNs. Because the investor fees reduce the amount of payment you may receive at maturity or upon any earlier repurchase, the level of the underlying index on the applicable valuation date(s) must increase sufficiently to compensate for the deduction of the investor fees in order for you to receive at least the stated principal amount of your Market Vectors Currency
ETNs at maturity or upon our earlier repurchase. In order to require the issuer to repurchase the Market Vectors Currency ETNs, investors must make the request with respect to at least 50,000 Market Vectors Currency ETNs. Depending on the index level on the applicable valuation date(s), investors could lose a substantial portion or even all of their investment.
Market Vectors Currency ETNs can be bought and sold through your broker at any time and will be subject to brokerage commissions.
Market Vectors Currency ETNs are subject to significant risk of loss. Risks include exposure to: single currency exchange rates; differences between the currency forward contracts tracked by the underlying index and the official spot rate; changes in the volatility of the underlying index; changes in the currency markets during hours when the Market Vectors Currency ETNs are not trading; changes in interest rate levels; government intervention in the currency markets; geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect the foreign exchange markets;
and Morgan Stanley's creditworthiness.
In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators, and government regulation and intervention. As a result, the market value of the Market Vectors Currency ETNs will vary and may be less than the original issue price at any time over the term of the ETNs.
Standard & Poor's(R) and S&P(R) are trademarks of The McGraw-Hill Companies,
Inc., and have been licensed for use by Morgan Stanley. The Market Vectors
Currency ETNs are not sponsored, endorsed, sold or promoted by The McGraw-Hill
Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Market Vectors Currency ETNs.
Morgan Stanley, the issuer of the Market Vectors Currency ETNs, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Morgan Stanley has filed with the SEC for more complete information about the issuer and the offering of the Market Vectors Currency ETNs. You may get these documents for free by visiting the Van Eck Securities Corporation Web site at
www.marketvectorsETNS.com or EDGAR on the SEC Web site at www.sec.gov.
Alternatively, you may request a free copy of the prospectus by calling Van Eck
Securities Corporation at 1.888.MKT.VCTR; you may also request a copy from
Morgan Stanley or any other dealer participating in this offer.
Van Eck Securities Corporation is the exclusive marketer of the Market Vectors
Currency ETNs.